SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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Kosan Biosciences Incorporated

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3832 Bay Center Place

Hayward, CA 94545

April 27, 2007

To Our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Kosan Biosciences Incorporated to be held at 3825 Bay Center Place, Hayward, CA 94545, on Thursday, May 24, 2007, at 10:00 a.m., local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the Annual Meeting of Stockholders in any event, and for that reason, we ask that whether or not you expect to attend the meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope or vote via the Internet or by telephone as instructed in the accompanying materials.

Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

Robert G. Johnson, Jr., M.D., Ph.D.
President and Chief Executive Officer

3832 Bay Center Place

Hayward, CA 94545

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 24, 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kosan Biosciences Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices at 3825 Bay Center Place, Hayward, CA 94545, on Thursday, May 24, 2007 at 10:00 a.m., local time, for the following purposes:

(1)	To elect each of Charles J. Homcy, M.D. and Chaitan S. Khosla, Ph.D. as a Class A director, each for a term that expires at the Annual Meeting of Stockholders in 2010, or until his respective successor is duly elected and qualified;

(2)	To ratify the selection of Ernst & Young LLP as the Company’s registered public accounting firm for its fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the Annual Meeting of Stockholders, or any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors

Margaret A. Horn
Secretary

Hayward, California

April 27, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Kosan Biosciences Incorporated, a Delaware corporation (“Kosan” or the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on May 24, 2007 at 10:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of the 2007 Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s offices located at 3825 Bay Center Place, Hayward, California 94545. The Company’s telephone number is (510) 732-8400.

These proxy solicitation materials, together with the Company’s 2006 Annual Report, are being mailed on or about April 27, 2007 to all stockholders of record on March 30, 2007.

SOLICITATION

The cost of soliciting proxies will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, email, facsimile or letter.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on March 30, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 42,524,882 shares of the Company’s common stock were issued and outstanding. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock outstanding on the Record Date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. If shares are held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

VOTING VIA THE INTERNET OR BY TELEPHONE

Stockholders may grant a proxy to vote their shares via the Internet or by telephone. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting website at www.proxyvote.com.

For Shares Registered in Your Name

Stockholders of record may go to www.proxyvoting.com/kosn to grant a proxy to vote their shares via the Internet. Each such stockholder will be required to provide the company number and control number stated on his or her proxy card. Each stockholder electing to do so will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and the stockholder will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

GENERAL INFORMATION FOR ALL SHARES VOTED VIA THE INTERNET OR BY TELEPHONE

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., EDT, on May 23, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures described above are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the meeting and voting in person. Attending the meeting will not, by itself, revoke the proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is December 29, 2007. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must notify the

Company in writing of the information required by the provisions of the Company’s bylaws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the principal offices of the Company by December 29, 2007.

FINDING OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors (the “Board”) shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. A director elected by the Board to fill a vacancy created by an increase in the number of directors shall belong to the class designated by the Board; provided, however, that the number of Board seats designated to belong to the three classes must be as nearly equal in number as possible.

Our Board is presently composed of eight members. There are currently two directors in Class A, the class whose term of office expires in 2007, and who are standing for re-election. The nominees for election to this class are Charles J. Homcy, M.D. and Chaitan S. Khosla, Ph.D., both of whom are currently members of our Board. If elected at the Annual Meeting, Drs. Homcy and Khosla would serve until the 2010 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Drs. Homcy and Khosla. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Drs. Homcy and Khosla have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

Presented below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

CLASS A DIRECTORS FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

Charles J. Homcy, M.D., age 58, has served as a director since April 2003. Since November 2003, Dr. Homcy has served as Chief Executive Officer of Portola Pharmaceuticals, Inc., a biopharmaceutical company. From January 2003 to November 2003, Dr. Homcy served as Senior Research and Development Advisor of Millennium Pharmaceuticals, a biopharmaceutical company. From February 2002 to December 2002, Dr. Homcy served as the President of Research and Development at Millennium Pharmaceuticals. From 1995 to February 2002, he served as Executive Vice President, Research and Development of COR Therapeutics, Inc., a biotechnology company, where he served as a member of the board of directors from 1998 to February 2002. From 1994 to March 1995, Dr. Homcy was President of the Medical Research Division of American Cyanamid Company-Lederle Laboratories (now a division of Wyeth-Ayerst Laboratories). From 1990 to 1994, Dr. Homcy was Executive Director of the Cardiovascular and Central Nervous System Research Section at Lederle

Laboratories. Dr. Homcy currently serves on the boards of directors of Millennium Pharmaceuticals, Inc., Cytokinetics, Incorporated and Geron Corporation. Dr. Homcy received his B.A. and his M.D. from the Johns Hopkins University.

Chaitan S. Khosla, Ph.D., age 42, is one of our co-founders and has served as a director since our inception in January 1995. Dr. Khosla has been a Professor of Chemical Engineering, Chemistry and Biochemistry at Stanford University since 2001 and has been a faculty member since 1992. Dr. Khosla is the chairman of our Scientific Advisory Board. Dr. Khosla is the inventor of the combinatorial biosynthesis technology that we licensed from Stanford University. He is the recipient of several awards, including the 1999 Alan T. Waterman award by the National Science Foundation, the 1999 Eli Lilly Award in biological chemistry and the 2000 ACS Award in pure chemistry. Dr. Khosla is the author of over 200 publications and is an inventor on numerous patents. Dr. Khosla received a B.S. Tech. from the Indian Institute of Technology, Bombay, India and a Ph.D. from the California Institute of Technology.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS B DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Bruce A. Chabner, M.D., age 66, has served as a director since September 2001. Dr. Chabner has served as the Clinical Director of the Massachusetts General Hospital Cancer Center and as Professor of Medicine at Harvard Medical School since 1995. Dr. Chabner has also served as the Associate Director for Clinical Science of the Dana-Farber/Harvard Cancer Center since 1999 and has held numerous academic appointments, including the position of Director of the Division of Cancer Treatment of the National Cancer Institute from 1982 to 1995. Dr. Chabner has received numerous awards, including Phi Beta Kappa, Alpha Omega Alpha, the Public Health Service’s Distinguished Service Medal, the Karnofsky Award of the American Society for Clinical Oncology and the Bruce F. Cain Award for Drug Development of the American Association for Cancer Research. Dr. Chabner received a B.A. from Yale College and an M.D. from Harvard Medical School.

Peter Davis, Ph.D., age 62, has served as a director since April 1998 and as the Chairman of our Board since April 2006. Since 2002, Dr. Davis has worked as an independent consultant to a number of companies. Dr. Davis served as president of DNA Plant Technologies Corp., an agriculture biotechnology company, from 2001 to 2002. Dr. Davis was a member of the Executive Committee of Pulsar International, S.A., a management consultant company and an affiliate of A.G. Biotech Capital, from 1993 to 2001. From 1975 to 1993, Dr. Davis was a faculty and staff member of the Wharton School of the University of Pennsylvania. His primary appointments included Director of the Applied Research Center and Director of Executive Education. He is a member of the board of directors of TorreyPines Therapeutics, Inc. and several private companies. Dr. Davis received a B.A. in physics from Cambridge University, a Masters Degree in operations research from the London School of Economics and a Ph.D. in operations research from the Wharton School.

Christopher T. Walsh, Ph.D., age 63, has served as a director since April 1996. Dr. Walsh has been the Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School since 1991 and formerly was President of the Dana-Farber Cancer Institute and Chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. From 1996 until July 2003, Dr. Walsh served as co-chairman of our Scientific Advisory Board. Dr. Walsh is also a member of the board of directors of Critical Therapeutics, Inc. and several private companies. Dr. Walsh received an A.B. in biology from Harvard University and a Ph.D. in life sciences from The Rockefeller University, New York.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Kevan Clemens, Ph.D., age 62, Dr. Clemens has served as a director since May 2006. In June 2004, Dr. Clemens retired after 30 years of experience in the pharmaceutical industry. In his last position as Executive Vice President, Business Director of Hoffmann-La Roche Inc., a pharmaceutical company, he ran the Global Oncology business, including its strategic and business plans and the development and marketing of its products. Previously, he served Roche in various positions, including Global Head of Specialty Care, Global Head of Project Management and the Head of Clinical Operations for North and South America. Dr. Clemens worked for 25 years at Syntex and Roche in various development, sales and marketing positions including Head of Pharmacoeconomic Research and Global Pricing. Dr. Clemens is the Chairman of the board of directors of Chelsea Therapeutics International, Ltd. Dr. Clemens received a G.R.I.C. from Kingston Polytechnic and a Ph.D. from the University of London.

Jean Deleage, Ph.D., age 66, has served as a director since April 1996. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. In 1979, Dr. Deleage was a founder and a managing partner of Burr, Egan, Deleage & Co., a venture capital firm in San Francisco and Boston. In 1971, he became a member of Sofinnova’s initial team, a venture capital organization in Paris, and in 1976 formed Sofinnova, Inc. (the U.S. subsidiary of Sofinnova). Dr. Deleage is a member of the board of directors of IDM Pharma, Inc., Rigel Pharmaceuticals, Inc., TorreyPines Therapeutics, Inc. and a number of private companies. In 1984, Dr. Deleage was awarded the Ordre National du Merite, and in 1993, he was awarded the Legion of Honor from the French government in recognition of his career accomplishments. Dr. Deleage received a Master’s Degree in electrical engineering from Ecole Superieurie d’Electricite and a Ph.D. in economics from the University of Paris, Sorbonne.

Robert G. Johnson, Jr., M.D., Ph.D., age 55, has served as our Chief Executive Officer since February 2006, a director since July 2006 and President since October 2006. From April 2004 to February 2006, Dr. Johnson was our Executive Vice President, Development and Chief Medical Officer. From January 2002 to April 2004, Dr. Johnson served as Senior Vice President, Medical Affairs and Corporate Development, and in January 2003, he was also named our Chief Medical Officer. From September 2000 to January 2002, Dr. Johnson served as Vice President, Medical Affairs and Corporate Development. From 1998 to September 2000, Dr. Johnson was employed by Chiron Corporation, where he served as Vice President, Pharmacology and Preclinical Affairs through 1999 and most recently as Vice President, Corporate Development. From 1991 to 1998, Dr. Johnson was Director of Pharmacology at Merck & Co., Inc. In addition, Dr. Johnson was a member of the faculty at the University of Pennsylvania from 1987 to 1991 and at Harvard Medical School from 1985 to 1987. Dr. Johnson received a B.A. and a Ph.D. in biophysics and an M.D. from the University of Pennsylvania.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Drs. Johnson and Khosla and Daniel V. Santi, M.D., Ph.D. Dr. Johnson is the Company’s President and Chief Executive Officer, Dr. Khosla has received compensation as a consultant to the Company within the past three years and Dr. Santi was the Company’s Chief Executive Officer when he served on the Board. The Board has also determined that each current member of the Compensation Committee and the Corporate Governance and Nominating Committee is independent, as currently defined in Rule 4200(a)(15) of the Nasdaq listing standards; and all current members of the Company’s Audit Committee are independent as independence is currently defined in Rule 4350(d)(2)(A)(i) of the Nasdaq listing standards and Section 10A(3) of the Exchange Act.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board currently consists of eight members. During the fiscal year ended December 31, 2006, the Board held nine meetings, including telephone conference meetings, and acted by unanimous written consent four times. During the fiscal year ended December 31, 2006, each director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served, held during the period for which he was a director or committee member, respectively.

The Board has five standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Financing Committee and a Strategic Advisory Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2006 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance and Nominating		Financing		Strategic Advisory
Bruce A. Chabner			X	[1]
Kevan Clemens			X	[1]	X	[2]			X	*[3]
Peter Davis	X		X	*			X
Jean Deleage	X	*			X		X		X	[3]
Charles J. Homcy	X								X
Robert G. Johnson, Jr.							X	[4]
Chaitan S. Khosla									X	[3]
Christopher T. Walsh			X		X	*			X
Total number of meetings	5		6		5		3		5

*	Committee Chairperson

[1]	Drs. Chabner and Clemens replaced Dr. Homcy on the Compensation Committee in July 2006.
[2]	Dr. Clemens replaced Drs. Chabner and Davis on the Corporate Governance and Nominating Committee in July 2006.
[3]	Dr. Clemens joined the Strategic Advisory Committee as its chairman, and Drs. Deleage and Khosla replaced Dr. Davis on the Strategic Advisory Committee, in July 2006.
[4]	Dr. Johnson replaced Dr. Homcy on the Financing Committee in December 2006. In February 2006, Dr. Homcy became a member and Dr. Santi ceased being a member of the Financing Committee.

Below is a description of each committee of the Board. Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee was established by the Board in accordance with Section 10A(m) of the Exchange Act, and oversees the Company’s corporate accounting and financial reporting process and audits of the Company’s financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. Our Audit Committee charter can be found on our corporate website at www.kosan.com. Three directors comprise the Audit Committee. Drs. Davis, Deleage and Homcy were the members of the Audit Committee in 2006. During the fiscal year ended December 31, 2006, the Audit Committee met five times and acted by unanimous written consent three times.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all current members of the Company’s Audit Committee are independent as independence is currently defined in Rule 4350(d)(2)(A)(i) of the Nasdaq listing standards and Section 10A(3) of the Exchange Act. The Board has determined that Drs. Davis and Deleage qualify as “audit committee financial experts,” as defined in applicable Securities Exchange Commission (the “Commission”) rules. In making such determination, the Board made a qualitative assessment of the knowledge and experience of Drs. Davis and Deleage based on a number of factors, including their formal education and their past business experience. Please see the description of the formal education and past business experience for Dr. Davis under the heading “Class B Directors Continuing in Office until the 2008 Annual Meeting” and for Dr. Deleage under the heading “Class C Directors Continuing in Office until the 2009 Annual Meeting.”

COMPENSATION COMMITTEE

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers; recommends to the Board for approval the compensation and other terms of employment of the Company’s Chief Executive Officer; recommends to the Board for approval the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option plans, stock appreciation rights plans, other equity incentive plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. Our Compensation Committee charter can be found on our corporate website at www.kosan.com. Four directors comprise the Compensation Committee: Drs. Chabner, Clemens, Davis and Walsh. The Board has determined that Drs. Chabner, Clemens, Davis and Walsh are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). During the fiscal year ended December 31, 2006, the Compensation Committee met six times and acted by unanimous written consent six times.

Typically, the Compensation Committee meets at least five times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairman of the Compensation Committee, in consultation with the Chief Executive Officer and other members of senior management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee utilized Mary Ann Rafferty as a consultant on compensation and other human resource related matters. Ms. Rafferty is knowledgeable about the Company and the biotechnology sector, particularly in the San Francisco Bay Area. The Compensation Committee, with input from Ms. Rafferty:

•	evaluated the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	reviewed the Company’s compensation strategy and overall executive compensation program as linked to execution of that strategy.

As part of her engagement, Ms. Rafferty was requested by the Compensation Committee to provide comparative data on the Company’s peer group and to perform analyses of competitive performance and compensation levels for that group. Following an active dialogue with the Chief Executive Officer and Ms. Rafferty, and utilizing the data and analyses provided by Ms. Rafferty, the Compensation Committee approved compensation packgages for all named executive officers, except that the Chief Executive Officer did not participate in the discussion or determination of his own compensation. For more information, please see the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. However, at this time, there are no active subcommittees of the Compensation Committee.

Historically, the Compensation Committee has made most significant adjustments to annual compensation and determined bonus and equity awards at a meeting held in December and established new performance objectives at one or more meetings held in December or during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement under “Role of our Compensation Committee in Setting Executive Officer Compensation” and under “Compensation Decisions for the Named Executive Officers for 2006 and 2007.”

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the committees and the Board, and developing a set of corporate governance principles for the Company. Our Corporate Governance and Nominating Committee also administers our code of ethics, which is described below under the heading “Code of Ethics.” Our Corporate Governance and Nominating Committee charter can be found on our corporate website at www.kosan.com. Three directors comprise the Committee: Drs. Clemens, Deleage and Walsh. The Board has determined that Drs. Clemens, Deleage and Walsh are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). During the fiscal year ended December 31, 2006, the Corporate Governance and Nominating Committee met five times and acted by unanimous written consent one time.

Because Kosan is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Corporate Governance and Nominating Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company and the candidate’s demonstrated character and judgment. In conducting their assessment of potential candidates for director, the Corporate Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Corporate Governance and Nominating Committee also determines whether the nominee must be independent, which determination is based upon applicable Nasdaq listing standards, applicable Commission rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Nominating Committee generally will evaluate and consider all candidates recommended by the Company’s directors, officers and security holders. The Corporate Governance and Nominating Committee intends to consider security holder recommendations for directors using the same criteria as potential nominees recommended by the members of the Corporate Governance and Nominating Committee or others. To date, the Corporate Governance and Nominating Committee has not received any nor rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Security holders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545. Recommendations must be delivered no sooner than 120 and no later than 90 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. The Company intends to mail this proxy statement on or about April 27, 2007, to all stockholders of record entitled to vote at the Annual Meeting. Accordingly, for the 2008 Annual Meeting of Stockholders, your recommendation must be received not earlier than the close of business on December 29, 2007, nor later than the close of business on January 28, 2008. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

The Corporate Governance and Nominating Committee charter states that part of the duties of the Corporate Governance and Nominating Committee is to annually review and recommend to the Board compensation paid to the directors to ensure that the compensation properly reflects the responsibilities and risks involved in being a director or Chairman, and annually review and recommend to the Board any consulting arrangements or other compensation matters specific to individual directors. Following the appointment of a new director at our Annual Meeting of Stockholders in May 2006, the Corporate Governance and Nominating Committee reviewed committee structure and compensation. In support of its evaluation, the Corporate Governance and Nominating Committee reviewed historical data on annual retainers, meeting fees and equity grants and requested management to provide comparable data on director compensation within our peer group. The historical and comparable data were reviewed by the Corporate Governance and Nominating Committee, including compensation (retainer and equity components) for a non-employee director Chairperson. The Corporate Governance and Nominating Committee ultimately recommended the current board committee structure and compensation policy to the Board, which approved the committee structure and compensation policy in July 2006.

The specific determinations of the Corporate Governance and Nominating Committee with respect to director compensation for fiscal 2006 are described in greater detail in the section of this proxy statement under “Director Compensation.”

FINANCING COMMITTEE

The Financing Committee reviews and approves the overall strategy, plans, policies and actions related to any offering, issuance and sale of securities of the Company. Three directors currently comprise the Financing Committee: Drs. Davis, Deleage and Johnson. During the fiscal year ended December 31, 2006, the Financing Committee met three times and acted by unanimous written consent one time.

STRATEGIC ADVISORY COMMITTEE

The purpose of the Strategic Advisory Committee is to provide long-range strategic guidance on the Company’s scientific, business and organizational direction. The Strategic Advisory Committee is currently composed of five non-employee directors: Drs. Clemens, Deleage, Homcy, Khosla and Walsh. It met five times in the fiscal year ended December 31, 2006.

ATTENDANCE AT ANNUAL MEETING

The Company’s current policy does not require directors to attend the Annual Meeting. The 2006 Annual Meeting of Stockholders was attended by two members of the Board and Dr. Clemens, as nominee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company makes every effort to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board of Directors has been excellent. As a result, the Board believes that there has not been a need to adopt a formal process for stockholder communications with the Board. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

CODE OF ETHICS

In 2002, we adopted a code of ethics that applies to all of our employees, officers and directors, and in February 2004, we amended and restated the code. We have posted the text of our code of ethics on our website at www.kosan.com in connection with “Investor Relations” materials. Stockholders may request a free copy of the code of ethics by submitting a written request to Kosan Biosciences Incorporated, Attention: Investor Relations, 3832 Bay Center Place, Hayward, California 94545. In addition, we intend to promptly disclose on our website (1) the nature of any amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Shares represented by executed proxies will be voted, if no abstention or vote against is marked, for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

INDEPENDENT AUDITORS’ FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and December 31, 2005, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2006	2005
Audit Fees	$579,100	$390,300
Audit-related Fees	—	—
Tax Fees	19,000	19,000
All Other Fees	—	—

Total Fees	$598,100	$409,300

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q and compliance with the Sarbanes-Oxley Act of 2002. Audit fees in 2006 also included fees associated with the Company’s public offering of common stock in March 2006, the Company’s committed equity financing facility from Kingsbridge Capital Limited, implementation of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R, and registration statements filed by the Company on Forms S-3 and S-8. Audit fees in 2005 also included fees associated with the Company’s August 2005 terminated offering of common stock. Tax fees included tax compliance services.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young, LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 15, 2007 by: (i) each director and nominee for director of the Company; (ii) each of the executive officers of the Company named in the 2006 Summary Compensation Table; (iii) all executive officers and directors as a group; and (iv) all those known by the Company to beneficially own more than 5% of the Company’s common stock.

Percentage of ownership is based on 42,461,170 shares of common stock outstanding as of March 15, 2007. Beneficial ownership is calculated based on Commission requirements. All shares of common stock subject to options currently exercisable or exercisable within 60 days after March 15, 2007 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, California 94545.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Total Outstanding Shares Beneficially Owned
Federated Investors, Inc. (1)	3,994,400	9.4%
Federated Investors Tower
Pittsburgh, PA 15222
Samuel D. Isaly (2)	3,304,200	7.8%
OrbiMed Advisors LLC
OrbiMed Capital LLC
767 Third Avenue, 30th Floor
New York, NY 10017
OppenheimerFunds, Inc. (3)	3,288,428	7.7%
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281
Great Point Partners, LLC (4)	2,719,545	6.4%
165 Mason Street – 3rd Floor
Greenwich, CT 06830
Daniel V. Santi, M.D., Ph.D. (5)	2,627,471	6.1%
185 Berry Street, Suite 5512
Campus Box # 0558
San Francisco, CA 94107
Wellington Management Company, LLP (6)	2,274,600	5.4%
75 State Street
Boston, MA 02109
Bruce A. Chabner, M.D. (7)	30,500	*
Kevan Clemens, Ph.D.	—	*
Peter Davis, Ph.D. (8)	70,250	*
Jean Deleage, Ph.D. (9)	1,699,816	4.0%
Charles J. Homcy, M.D. (10)	32,000	*
Chaitan S. Khosla, Ph.D. (11)	1,629,277	3.8%
Robert G. Johnson, Jr., M.D., Ph.D. (12)	554,170	1.3%
Christopher T. Walsh, Ph.D. (13)	142,750	*
Margaret A. Horn, J.D. (14)	67,784	*
David L. Johnson, C.P.A.	—	*
Peter J. Licari, Ph.D. (15)	170,925	*
Pieter B.M.W.M. Timmermans, Ph.D. (16)	57,811	*
Gary S. Titus, C.P.A. (17)	11,285	*
All current directors and executive officers as a group (13 persons) (18)	4,466,568	10.2%

*	Less than one percent (1%)

(1)	Based solely upon an amendment to Schedule 13G filed jointly on February 13, 2007 by Federated Investors, Inc., the Voting Shares Irrevocable Trust, John F. Donahue, individually and as trustee of the Voting Shares Irrevocable Trust, Rhodora J. Donahue, individually and as trustee of the Voting Shares Irrevocable Trust, and J. Christopher Donahue, individually and as trustee of the Voting Shares Irrevocable Trust. According to the filing, each of Federated Investors, Inc. and the Voting Shares Irrevocable Trust has sole voting and investment power over the shares, and the trustees of the Voting Shares Irrevocable Trust have shared voting and investment power over the shares. Federated Investors, Inc., the Voting Shares Irrevocable Trust and the trustees of the Voting Shares Irrevocable Trust disclaim beneficial ownership of the shares.
(2)	Based solely upon an amendment to Schedule 13G filed jointly on February 9, 2007 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly. According to the filing, OrbiMed Advisors LLC has shared voting and investment power over 1,858,200 shares, OrbiMed Capital LLC has shared voting and investment power over 1,446,000 shares and Samuel D. Isaly has shared voting and investment power over 3,304,200 shares.
(3)	Based solely upon an amendment to Schedule 13G filed jointly on February 6, 2007 by Oppenheimer Funds, Inc. and Oppenheimer Global Opportunities Fund. According to the filing, OppenheimerFunds, Inc. has shared voting and dispositive power over the shares and Oppenheimer Global Opportunities Fund has shared voting and dispositive power over 3,032,188 shares. OppenheimerFunds, Inc. disclaims beneficial ownership of the shares.
(4)	Based solely upon an amendment to Schedule 13G filed jointly on February 14, 2007 by Great Point Partners, LLC and Jeffrey R. Jay, M.D. According to the filing, Great Point Partners, LLC and Jeffrey R. Jay, M.D. have shared voting and dispositive power over the shares. Great Point Partners, LLC and Jeffrey R. Jay, M.D. disclaim beneficial ownership of the shares, except to the extent of their respective pecuniary interest.
(5)	Ownership of outstanding shares is based solely upon an amendment to Schedule 13G filed on February 13, 2007. Includes 2,032,642 shares held by Daniel V. Santi, Trustee of the Santi Revocable Trust, of which Dr. Santi has sole voting and investment power. Also includes 62,500 shares held by Daniel V. and Soledad D. Santi, Trustees of the Santi Family Revocable Trust, of which Dr. Santi shares voting and investment power and 4,000 shares held by Soledad D. Santi, Dr. Santi’s spouse. Also includes 528,329 shares that Dr. Santi has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(6)	Based solely upon an amendment to Schedule 13G filed on February 14, 2007. According to the filing, Wellington Management Company, LLP has shared voting power over 1,660,600 shares and shared investment power over 2,274,600 shares.
(7)	Includes 30,500 shares that Dr. Chabner has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(8)	Includes 66,250 shares that Dr. Davis has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(9)	Includes 1,527,778 shares held by Alta BioPharma Partners II, L.P. and 66,820 shares held by Alta Embarcadero BioPharma Partners II, LLC. Dr. Deleage is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus, Dr. Deleage shares voting and dispositive power for the shares held by the foregoing funds. Dr. Deleage disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein. Also includes 46,250 shares that Dr. Deleage has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(10)	Includes 32,000 shares that Dr. Homcy has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.

(11)	Includes 1,450,141 shares held by Chaitan S. Khosla and Susanne E. Ebert-Khosla, Trustees of the Chaitan S. Khosla and Susanne E. Ebert-Khosla 1998 Inter Vivos Trust, of which Dr. Khosla shares voting and investment power. Also includes 116,250 shares that Dr. Khosla has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(12)	Includes 487,810 shares that Dr. Johnson has the right to acquire pursuant to options exercisable within 60 days after March 15, 2006 and 1,000 shares held by Margaret Liu, Dr. Johnson’s spouse.
(13)	Includes 82,750 shares that Dr. Walsh has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(14)	Includes 63,540 shares that Ms. Horn has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(15)	Includes 5,570 shares held by Peter J. Licari and Linda I. Licari, Trustees of the Licari 2006 Trust, and 165,355 shares that Dr. Licari has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(16)	Includes 57,811 shares that Dr. Timmermans has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(17)	Includes 1,250 shares that Mr. Titus has the right to acquire pursuant to options exercisable within 60 days after March 15, 2007.
(18)	Includes shares pursuant to notes (7) through (17) above. Total number of shares includes 1,149,766 shares issuable upon the exercise of options within 60 days of March 15, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of such reports furnished to the Company, and written representations from the Company’s executive officers, directors and 10% stockholders, the Company believes that all Section 16(a) filing requirements were complied with during the Company’s fiscal year ended December 31, 2006, except that a Form 4 reporting Dr. Clemens’ initial stock option grant was filed one day late.

EXECUTIVE OFFICERS

Executive officers are appointed by the Board and serve at the discretion of the Board. Set forth below are the names of, and certain biographical information concerning, the executive officers of the Company, as of March 31, 2007:

Name	Age	Position
Robert G. Johnson, Jr., M.D., Ph.D.	55	President and Chief Executive Officer
Robert De Jager, Ph.D.	65	Senior Vice President, Clinical Development and Chief Medical Officer
Margaret A. Horn, J.D.	44	Senior Vice President, Legal and Corporate Development, General Counsel and Secretary
Peter J. Licari, Ph.D.	43	Senior Vice President, Manufacturing and Operations
Pieter B.M.W.M. Timmermans, Ph.D.	57	Senior Vice President, Drug Discovery and Preclinical Research
Gary S. Titus, C.P.A.	47	Senior Vice President and Chief Financial Officer

Robert G. Johnson, Jr., M.D., Ph.D. has served as our Chief Executive Officer since February 2006, a director since July 2006 and President since October 2006. From April 2004 to February 2006, Dr. Johnson was our Executive Vice President, Development, and Chief Medical Officer. From January 2002 to April 2004, Dr. Johnson served as Senior Vice President, Medical Affairs and Corporate Development, and in January 2003, he was also named our Chief Medical Officer. From September 2000 to January 2002, Dr. Johnson served as Vice President, Medical Affairs and Corporate Development. From 1998 to September 2000, Dr. Johnson was employed by Chiron Corporation, where he served as Vice President, Pharmacology and Preclinical Affairs through 1999 and most recently as Vice President, Corporate Development. From 1991 to 1998, Dr. Johnson was Director of Pharmacology at Merck & Co., Inc. In addition, Dr. Johnson was a member of the faculty at the University of Pennsylvania from 1987 to 1991 and at Harvard Medical School from 1985 to 1987. Dr. Johnson received a B.A. and a Ph.D. in biophysics and an M.D. from the University of Pennsylvania.

Robert De Jager, M.D. has served as our Senior Vice President, Clinical Development and Chief Medical Officer since November 2006. From November 2004 to May 2006, Dr. De Jager served as Chief Medical Officer and Vice President, Clinical Research and Development at Conforma Therapeutics Corporation, a biotechnology company acquired by Biogen Idec Inc., and Senior Director, Oncology Research and Development of Biogen Idec from May 2006 to November 2006. From 2001 to November 2004, he served as Vice President, Research & Development, Oncology and Internal Medicine at Daiichi Pharmaceutical Corporation, a pharmaceutical company, and previously served as its Executive Director, Research and Development, Oncology and Senior Director, Research and Development, Oncology. Prior to joining Daiichi Pharmaceutical Corporation, Dr. De Jager served in various positions at Rgene Therapeutics, Inc., Perlmmune, Inc. (formerly Akzo-Organon Teknika/Biotechnology Research Institute), and Sanofi Research. Dr. De Jager has been a principal investigator and served on committees of many cancer organizations including European Organization for Research and Treatment of Cancer (EORTC), the Southeastern Cancer Study Group and the Eastern Cooperative Oncology Group. He earned his M.D. and B.S. in premedical sciences from the Free University of Brussels in Belgium, and did postdoctoral training at Lenox Hill Hospital (internship), the Mayo Clinic (residency in internal medicine) and Memorial Sloan-Kettering Cancer Center (fellowship in medical oncology and clinical pharmacology).

Margaret A. Horn, J.D. has served as our Senior Vice President, Legal and Corporate Development and General Counsel since December 2005 and Secretary, since January 2006. Ms. Horn served as the Senior Vice President, General Counsel and Secretary of Genencor International, Inc., a biotechnology company, from June 2004 until October 2005. Ms. Horn joined Genencor in 1991 and served in various capacities, including Vice President, Assistant General Counsel from 1996 until 2004 and General Patent Counsel from 1992 until 1996. Prior to joining Genencor in 1991, Ms. Horn was employed by E.I. du Pont de Nemours and Company in various legal positions including patent counsel to its medical products division. Ms. Horn received a B.S. in pharmacy from the Philadelphia College of Pharmacy & Science and a J.D. from Villanova University School of Law.

Peter J. Licari, Ph.D. has served as our Senior Vice President, Manufacturing and Operations since February 2006. Dr. Licari joined Kosan in 1998 and served in various capacities, including Vice President, Process Sciences from 2001 until February 2006 and Executive Director, Process Sciences from 2000 to 2001. Prior to joining Kosan in August 1998, Dr. Licari was Director, Vaccine Manufacturing and Development at Massachusetts Biologic Laboratories, where he managed the manufacturing and development of licensed and investigational vaccines. From 1993 to 1996, Dr. Licari served as Senior Scientist at BASF Bioresearch Corporation, where he managed the fermentation process development group responsible for the production of proteins from animal cells, insect cells, yeast and bacteria. From 1992 to 1993, Dr. Licari served as an Engineering Associate at Merck & Co., Inc. Dr. Licari received a B.S. and M.S. in chemical engineering from Tufts University, a Ph.D. in chemical engineering from the California Institute of Technology and an M.B.A. from Pepperdine University.

Pieter B.M.W.M. Timmermans, Ph.D. has served as our Senior Vice President, Drug Discovery and Preclinical Development since February 2006. He served as our Senior Vice President, Preclinical Development from January 2005 to February 2006. From August 2004 to January 2005, Dr. Timmermans served as Vice President, Pharmacology and Preclinical Development at Amgen Inc., a biopharmaceutical company, subsequent to its acquisition of Tularik Inc., a biotechnology company. From 1997 to 2004, Dr. Timmermans held the same position at Tularik. Previously, he served in various management positions at The DuPont Merck Pharmaceutical Company and E.I. du Pont de Nemours & Company. He also was Associate Professor in Pharmacology at the University of Amsterdam. The author of more than 580 scientific publications, Dr. Timmermans received a B.S. in chemistry, mathematics, physics and biology and a Ph.D. in molecular pharmacology from Leiden State University in the Netherlands.

Gary S. Titus, C.P.A. has served as our Senior Vice President and Chief Financial Officer since September 2006. Mr. Titus served as Acting Chief Financial Officer of Nuvelo, Inc., a biotechnology company, from October 2005 to August 2006. From July 2004 to October 2005, Mr. Titus served as Vice President Finance and Chief Accounting Officer of Nuvelo, Inc. and Senior Director Finance from January 2003 to July 2004. From January 2002 to January 2003, Mr. Titus served as Senior Director Finance of Metabolex, Inc., a biotechnology company. From May 2001 to January 2002, he served as Senior Director Finance of Intrabiotics Pharmaceuticals, Inc., a biotechnology company, and Director Finance from January 2000 to April 2001. Mr. Titus received a B.S. in finance from the University of Florida and a B.S. in accounting from the University of South Florida, and he is a Certified Public Accountant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a biotechnology company advancing two new classes of anticancer agents through clinical development—Hsp90 (heat shock protein 90) inhibitors and epothilones. We are also leveraging our proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology. In 2006, we realigned our research priorities and corporate operations to support our clinical products and pipeline opportunities, while continuing to strategically invest in our in-house proprietary drug discovery efforts with the goal of advancing high-quality lead candidates into preclinical and clinical development. Also in 2006, we experienced significant changes in our executive management team, including a new Chief Executive Officer, a new Chief Financial Officer and promotions of two officers to our executive management team. These events and changing corporate focus required our Compensation Committee to evaluate named executive officer compensation matters throughout much of 2006. References to “named executive officers” mean the officers listed in the 2006 Summary Compensation Table.

We are focused on advancing innovative cancer therapeutics, and our success will be significantly impacted by the quality of our executive management team and other employees. We face intense competition for executives and other employees particularly from other biotechnology companies and pharmaceutical companies, many of which have significantly greater cash resources than we do and are aggressively recruiting employees. In light of these circumstances, the overall objective of our compensation program is to support our strategy by attracting, retaining and motivating the highest caliber of executive officers and other employees.

The goals of our named executive officer compensation program are to align compensation with business objectives that we expect to lead to the creation of value for our stockholders and to enable us to attract, retain and reward named executive officers and other key employees who contribute to our long-term success. Specifically, we have created a compensation program that combines short and long-term components, cash and equity and fixed and contingent payments, in the proportions that we believe are most appropriate to incentivize and reward our named executive officers for achieving our goals. We aim for our named executive officer compensation to be not only competitive in our industry, but also to be fair relative to compensation paid to other employees within our organization.

As discussed in further detail below, our compensation program for named executive officers consists of the following three principal components:

•

Base Salary. The base salary of each of our named executive officers is based principally on an assessment of prior performance, future potential, his or her compensation level compared to our other executives and competitiveness based on benchmarking as discussed below.

•	Bonus. Annual cash bonuses are awarded to our named executive officers based on the achievement of documented corporate and individual performance goals and objectives.

•

Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to ensure that compensation is linked to our long-term performance and to align our named executive officers’ long-term performance objectives and overall value with the interests of our stockholders.

Our Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, because of the importance to our success of aggressively pursuing our long-term goals, as well as to preserve our cash resources, a significant portion of the named executive officers’ total compensation has been, and is expected to continue to be, comprised of equity incentives.

Role of our Compensation Committee in Setting Executive Officer Compensation

Our Compensation Committee is responsible for approving, or, with respect to our Chief Executive Officer, recommending to our Board of Directors for approval, the compensation packages offered to our named executive officers. For executive compensation decisions, including decisions relating to the grant of stock options to named executive officers, our Compensation Committee considers the recommendations of our Chief Executive Officer, and, with respect to 2006 and 2007 named executive officer compensation matters, our Chief Executive Officer (Dr. Santi until February 2006 and Dr. Johnson thereafter) participated in our Compensation Committee’s deliberations. However, neither of these Chief Executive Officers participated in the determination of his own compensation, nor did either participate in deliberations with respect to his compensation. Our Chief Executive Officer also annually leads the development of our corporate objectives and goals, which are reviewed and, subject to their input, approved by our Compensation Committee and the Board of Directors. In determining his named executive officer compensation recommendations in 2006, Dr. Johnson solicited the input of, and received documentary support from, a human resources consultant retained by us. This consultant is retained to advise management and the Compensation Committee on various human resources related matters, including the hiring and compensation of executive officers. Our Compensation Committee also receives documentary support from this consultant, including benchmark and industry data from third-party survey sources. In 2006, our Chief

Financial Officer and General Counsel also provided to our Compensation Committee general and Kosan-specific information with respect to equity compensation. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of named executive officer compensation. Our Compensation Committee does not delegate any of its functions to others in determining named executive officer compensation, and, except as described above, we do not currently engage any consultants with respect to executive compensation matters.

Our Compensation Committee believes that it is important when recruiting and retaining executives to be informed as to the current practices of comparable, publicly-held companies. To this end, the Compensation Committee reviews data with respect to our peer group’s executive officer compensation. In connection with its 2006 compensation decisions for our named executive officers, our Compensation Committee commissioned, and reviewed in December 2005, a 2006 Executive Compensation Assessment prepared by Radford Surveys & Consulting. This assessment reviewed base salary, bonus and equity compensation data for the following peer group: Alexion Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc., Anadys Pharmaceuticals, Inc., Cell Genesys, Inc., Cell Therapeutics, Inc., CV Therapeutics, Inc., Cytokinetics Incorporated, Diversa Corporation, Exelixis, Inc., Incyte Corporation, ISIS Pharmaceuticals, Inc., Maxygen, Inc., NeoPharm, Inc., Neurocrine Biosciences, Inc., Progenics Pharmaceuticals, Inc., Rigel Pharmaceuticals, Inc., Telik, Inc. and, for some positions, BioMarin Pharmaceutical, Inc. In connection with its 2007 compensation decisions for our named executive officers, in December 2006, our Compensation Committee reviewed summary data with respect to our peer group compiled by our human resources consultant from the Radford Life Sciences Executive Survey and the Top Five BioPharma Executive Compensation Survey Report. The benchmarking summary reviewed base salary, bonus and equity compensation data from 13 peer publicly-held companies, which included ARIAD Pharmaceuticals, Inc., ArQule, Inc., Cell Genesys, Inc., Coley Pharmaceutical Group, Inc., Cytokinetics, Incorporated, Exelixis, Inc., Geron Corporation, Hana Biosciences, Inc., Infinity Pharmaceuticals, Inc., Keryx Biopharmaceuticals, Inc., Rigel Pharmaceuticals, Inc., Sunesis Pharmaceuticals, Inc. and Seattle Genetics, Inc., as well as four sector peer, publicly-held companies, which included Genentech, Inc., Onyx Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc. and Array BioPharma, Inc. In addition to this summary data, the Compensation Committee took into account the BioWorld Executive Compensation Report 2007. In each year, the companies included in the direct peer group evaluated by the Compensation Committee represented the comparable company group used by us for other corporate purposes. Our Compensation Committee realizes that benchmarking our executive compensation program against compensation earned at comparable companies and industry services is generally not appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that are unique to us. However, the Compensation Committee generally believes that gathering this information is an important part of its decision-making process with respect to our named executive officer compensation.

Named Executive Officer Compensation Program

Our named executive officer compensation consists of three principal components: base salary, cash bonuses and long-term incentive compensation. We also provide our named executive officers with certain change in control and severance benefits. Finally, we offer our named executive officers participation (with all other eligible employees) in our 401(k) plan and certain other benefits available generally to our employees.

With respect to each element of compensation and total compensation, the Compensation Committee considers several factors:

•

Our objective to pay competitively with other biotechnology companies with which we compete for talent. To ensure that our named executive officer compensation is competitive, our Compensation Committee compares our pay practices with a representative group of companies and industry surveys, as described above. Our Compensation Committee believes that the compensation for our named executive officers is within the range of compensation paid to executive officers with comparable qualifications, experience and responsibilities who are with the listed peer group of companies.

•	The recommendations of our Chief Executive Officer and other named executive officers.

•

Our objective to achieve equitable relationships both among the compensation of individual named executive and other officers and between the compensation of named executive and other officers and other employees throughout our company.

Base Salary. Our base salaries are intended to provide an appropriate and competitive level of current cash income and to reward, in the case of any salary increase, strong performance. In setting or adjusting base salaries, our Compensation Committee assesses each named executive officer’s salary in light of a number of factors, including prior performance, as applicable, future potential, his or her compensation level compared to our other executive officers and competitiveness based on base salary benchmarking as described above. Our Compensation Committee does not base its decisions on any single factor, nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluated individual salaries against that mix.

Cash Bonuses. Our annual cash bonus plans are intended to align the named executive officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to reward named executive officers who demonstrate extraordinary performance. Near the end of each year, our Compensation Committee adopts a cash bonus plan for the following year that is applicable to the named executive officers, as well as other officers and employees. The bonus plans are designed to offer incentive compensation to our named executive officers by rewarding the achievement of specifically identified corporate objectives that generally relate to our clinical programs, collaborations, research programs, financial and stock price measures and organizational matters. The bonus plans also generally provide that each named executive officer is subject to key individual performance objectives. Bonus payments are dependent on the achievement of corporate objectives and, for some named executive officers, individual performance objectives. Our Compensation Committee sets bonus targets expressed as a percentage of base salary and links a specific portion of each named executive officer’s bonus to the achievement of corporate objectives and, for some named executive officers, individual performance objectives. The target bonus amounts and the extent to which each named executive officer’s bonus is linked to corporate and individual performance objectives are reviewed annually (or, as necessary, more frequently) by our Compensation Committee. Whether or not any bonus is paid for any year is within the discretion of our Board of Directors, and the amount of cash bonuses are in the discretion of our Compensation Committee. The actual bonus awarded in any year, if any, may be more or less than the target amounts, depending on the achievement of objectives and other factors, including our cash resources. Our Compensation Committee retains the discretion to increase or decrease bonuses based on individual performance or corporate circumstances not addressed or contemplated at the time when the corporate and individual performance objectives were established. In awarding bonuses to the named executive officers, our Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to the named executive officers. Commensurate with our philosophy of establishing a link between named executive officer compensation and corporate performance, bonuses represent a greater component of overall cash compensation for named executive officers than for other employees.

Our Compensation Committee has not considered whether it would adjust or attempt to recover bonus awards paid to our named executive officers if the relevant performance objectives upon which such bonus awards were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, Mr. Titus, our Chief Financial Officer, and Dr. Johnson, our Chief Executive Officer, may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

We have not historically paid any automatic or guaranteed bonuses to our named executive officers. However, we have from time to time paid signing bonuses in connection with the initial hiring of an executive officer and paid cash bonuses outside of our annual bonus plans to reward extraordinary performance.

Long-Term Incentive Compensation. Our Compensation Committee believes that providing a portion of our named executive officers’ total compensation in long-term incentive compensation aligns the incentives of our named executive officers with the interests of our stockholders and with our long-term success. Our Compensation Committee believes that this approach creates an appropriate focus on longer-term objectives, promotes named executive officer retention and is appropriate to preserve our cash resources. At present, our long-term incentive compensation for our named executive officers consists solely of the grant of stock options granted under our 2006 Equity Incentive Plan. Our 2006 Equity Incentive Plan was established to provide all of our employees with an opportunity to participate, along with our other stockholders, in our long-term performance. Prior to May 25, 2006, option grants to named executive officers were made under our 1996 Stock Option Plan. To date, we have granted options that have service-based vesting conditions, generally over a four-year period from the date of grant, and expire ten years from the date of grant. The exercise price of stock options granted under our 2006 Equity Incentive Plan and 1996 Stock Option Plan is equal to the fair market value on the date of grant.

Our named executive officers generally receive stock option grants as part of our annual employee incentive stock option grant program. Our Compensation Committee generally approves these stock option grants in connection with the last regularly-scheduled Board meeting of each fiscal year, with the grants made on the same date, except for the stock option grants approved at the December 2006 meeting and made on the first business day of 2007. Stock option grants are also made to new named executive officers upon commencement of employment and, on occasion, to named executive officers in connection with a change in job responsibility or to reward extraordinary performance.

In determining the number of shares subject to an option to be granted to named executive officers, our Compensation Committee takes into account each of the named executive officers’ position and level of responsibility, performance, existing stock and vested and unvested option position and the potential value thereof and prior option grants, as well as the competitiveness of the named executive officer’s overall compensation arrangements, including stock options, and the total level of option grants to be made to our employees, with the goal of ensuring a level of incentive compensation for each named executive officer that is appropriately linked to our long-term performance and aligns our named executive officers’ performance objectives with the interests of our stockholders.

Severance and Change in Control Benefits. In February 2006, our Compensation Committee approved two forms of Change in Control and Severance Benefit Agreements, one of which, the Level I Change in Control Agreement, applies to our executive officers, and the other of which applies to our Senior Vice Presidents and Vice Presidents who are not executive officers. Our Level I Change in Control Agreements provide for the payment of certain benefits to our executive officers if, at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Level I Change in Control Agreements), the executive officer’s employment is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Level I Change in Control Agreements). This double trigger for payment of benefits under the Level I Change in Control Agreements was selected because it was considered to be industry standard and appropriately protects our executive officers in the event of termination of their employment following a change in control, but not solely as a result of a change in control.

Our Level I Change in Control Agreement provides for payment to the executive officer of a lump sum cash payment equal to (a) two times the executive officer’s Base Salary (as defined in the Level I Change in Control Agreement), plus (b) two times the greatest of (i) the cash bonus paid to the executive officer in the year prior to termination, (ii) the target cash bonus to be paid to the executive officer in the year in which the termination occurs and (iii) the target cash bonus as in effect immediately prior to the Change in Control.

In addition, under the terms of the Level I Change in Control Agreement, (i) the vesting and exercisability of all outstanding options to purchase our common stock held by the executive officer on the date of termination will be accelerated in full and (ii) any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to any other stock award granted to the executive officer will lapse. In the event of a termination, the exercise period of any outstanding option held by the executive officer on the date of termination will be extended, if necessary, such that the exercise period will not terminate prior to the later of (a) 12 months after the effective date of termination and (b) the post-termination exercise period provided for in such option, subject to certain exceptions.

In the event the executive officer timely elects continued coverage of a health, dental or vision plan sponsored by us under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will pay the full amount of the executive officer’s COBRA premiums, including coverage for the executive officer’s eligible dependants, for a period equal to the earlier of (a) 24 months or (b) the executive officer’s death or effective date of the executive officer’s coverage by a medical, dental or vision insurance plan of a subsequent employer. All other benefits (such as life insurance, disability coverage and 401(k) plan coverage) will terminate as of the executive officer’s termination date (except to the extent that a conversion privilege may be available thereunder). Under the terms of the Level I Change in Control Agreement, if the payments to any executive officer result in the imposition of any excise taxes, we are required to make an additional payment to the executive officer to cover such taxes (including any taxes on such additional payment). Each of our named executive officers is party to a Level I Change in Control Agreement.

Under to the terms of Dr. Johnson’s employment offer letter, in the event of the involuntary termination of Dr. Johnson’s employment without Cause (as such term is defined in the employment offer letter), Dr. Johnson will receive separation pay in the form of continuation of his base salary (subject to standard withholdings and deductions) in regular payment installments for a period of six months following the date of termination of employment, subject to Dr. Johnson’s execution of a general release. Our obligation to continue to pay such base salary shall cease as of the date Dr. Johnson commences employment with another business entity.

Other Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and short-term disability insurance and our 401(k) plan, in each case generally on the same basis as other employees. We do not offer pension or other retirement benefits.

Compensation Decisions for the Named Executive Officers for 2006 and 2007

In determining each named executive officer’s 2006 and 2007 base salaries and target bonuses, cash bonus for 2006 and stock option grants, our Compensation Committee considered the factors discussed above. Consistent with our Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, our Compensation Committee generally targeted base salary and target bonus amount for each named executive officer at a level competitive with our peer company market and in the industry survey reviewed by our Compensation Committee.

Base Salaries. In determining the 2006 and 2007 base salaries for each named executive officer, our Compensation Committee aimed to set the base salaries at competitive levels as described above, and, with respect to annual increases, to provide merit increases, which are both linked to performance and sensitive to market factors. In December 2005, our Compensation Committee, in consultation with our then President and Chief Executive Officer, Dr. Santi, set base salaries for 2006 for our named executive officers who were then employees. Dr. Santi’s base salary was set at $445,000. Dr. Johnson’s base salary was set at $365,000, but was increased to $400,000, effective May 2006, in connection with his appointment as our permanent Chief Executive Officer. Dr. Licari was promoted to Senior Vice President in February 2006. At the time of his promotion, Dr. Licari’s base salary was $ 222,610. Dr. Licari’s base salary was increased to $245,000, effective July 2006, to align his base salary with that of other named executive officers and based on benchmarking data provided by our human resources consultant. Dr. Timmermans was promoted in February 2006, and at the time of his promotion, Dr. Timmermans’ base salary was $249,890. Ms. Horn’s base salary was set at $300,000 in

November 2005 in connection with her appointment as our Senior Vice President and General Counsel. In August 2006, Mr. Titus’ base salary was set at $300,000 in connection with his appointment as our Senior Vice President and Chief Financial Officer.

In December 2006, our Compensation Committee, in consultation with our President and Chief Executive Officer, Dr. Johnson (with respect to other named executive officers), and our human resources consultant, determined that our named executive officer base salary levels were generally competitive and appropriate for each of the named executive officers, subject to market factors. Accordingly, our Compensation Committee approved 4% increases in base salaries for 2007 for each of our named executive officers.

2006 and 2007 Executive Officer Cash Bonus Plans. In December 2005, our Compensation Committee adopted our 2006 Executive Officer Cash Bonus Plan, or the 2006 Bonus Plan. The 2006 Bonus Plan was designed to offer incentive compensation to our named executive officers by rewarding the achievement of specifically identified corporate objectives and, for some named executive officers, individual performance objectives. The 2006 Bonus Plan bonus targets were expressed as a percentage of base salary and linked a specific portion of each named executive officer’s bonus to corporate objectives and, for some named executive officers, individual performance objectives.

In December 2005, our Compensation Committee set Dr. Johnson’s 2006 target bonus at 30% of his base salary. In February 2006, in conjunction with his appointment as interim Chief Executive Officer, our Compensation Committee increased Dr. Johnson’s target bonus to 45%, which was the target bonus level that the Compensation Committee had set for our prior Chief Executive Officer. In December 2005, our Compensation Committee set Ms. Horn’s 2006 target bonus at 30% of her base salary. In February 2006, our Compensation Committee increased Ms. Horn’s target bonus to 35% in view of our limited management team at that time and her resulting expanded responsibilities related thereto. In February 2006, Dr. Licari and Dr. Timmermans were promoted to our executive committee, and their target bonuses were each increased to 30%. In connection with his appointment as our Senior Vice President and Chief Financial Officer, Mr. Titus’ target bonus was set at 35%, which the Compensation Committee determined to be appropriate in light of Mr. Titus’ position and the bonus targets of our other executive officers. In December 2005, our Compensation Committee determined the extent to which each then named executive officer’s bonus would be dependent upon corporate and individual performance objectives. In 2006, the allocations of target bonuses between corporate and individual performance objectives were updated in light of significant management and other company changes in early 2006.

As of the time of our Compensation Committee’s December 2006 decisions with respect to the payment of bonuses under the 2006 Bonus Plan, Dr. Johnson’s, Mr. Titus’, Ms. Horn’s, Dr. Licari’s and Dr. Timmermans’ target bonuses were 45%, 35%, 35%, 30% and 30%, respectively, of his or her base salary, 100% of Dr. Johnson’s, Mr. Titus’ and Ms. Horn’s target bonuses for 2006 was dependent upon the achievement of corporate objectives and 75% of the target bonuses for each of the other named executive officers was dependent upon the achievement of corporate objectives, with the balance dependant upon the achievement of individual performance objectives.

Our Compensation Committee and Board of Directors initially determined our corporate objectives for purposes of our 2006 Bonus Plan in December 2005. However, in light of our realignment of research priorities and corporate operations and change of Chief Executive Officer in the first quarter of 2006, based on discussions with the Board, our corporate objectives were refined in April 2006. As of the time of our Compensation Committee’s December 2006 decisions with respect to the payment of bonuses under the 2006 Bonus Plan, our high-level corporate objectives for purposes of our 2006 Bonus Plan were to:

•	Facilitate advancement of an epothilone compound into later stage clinical trials;

•	Advance our Hsp90 inhibitors tanespimycin and alvespimycin into later stage clinical trials; and

•

Continue to refine our vision, including our efforts to advance compounds from the research phase into early clinical development, and to communicate this vision to key stakeholders, including existing and potential employees and investors.

These corporate objectives were supported by a number of additional specific metrics.

Our Compensation Committee’s December 2006 determination of cash bonuses for the named executive officers under the 2006 Bonus Plan was based on its assessment of the extent to which we had achieved our corporate objectives and, if applicable, individual performance objectives. In awarding bonuses, our Compensation Committee also reviewed total cash compensation (base salary and bonus) awarded to the named executive officers.

Considering the input of Dr. Johnson, in December 2006, our Compensation Committee determined that we had achieved our corporate objectives for 2006 at the 90% level and applied this percentage to the portion of each named executive officer’s target bonus that was linked to the achievement of corporate goals. The determination that we had achieved our corporate objectives for 2006 at the 90% level was based on, among other factors:

•	Our advancement of our epothilone candidate, KOS-1584, towards completion of Phase 1 clinical trials;

•	Our advancement of tanespimycin towards a pivotal clinical trial;

•	Our progress in our tanespimycin and alvespimycin Phase 1 and Phase 2 clinical trials;

•	Our completion of a reduction in force with good employee retention after the reduction in force;

•	Our hiring of a Chief Financial Officer, Chief Medical Officer and heads of regulatory and human resources matters;

•	Our completion of a $25 million public offering and establishment of a committed equity financing facility;

•	Our progress in investor relations matters;

•	Our prioritization of our research programs and progress in these programs; and

•	Our progress in our motilin agonist program and then-pending license agreement related to this program.

For each named executive officer whose bonus under the 2006 Bonus Plan was partially linked to the achievement of individual performance objectives, considering the input of Dr. Johnson, in December 2006, our Compensation Committee quantified the level of achievement of these objectives and applied this percentage to the portion of each named executive officer’s target bonus that was linked to the achievement of individual performance objectives.

As a result, under the 2006 Bonus Plan, Dr. Johnson received a $162,000 bonus, Mr. Titus received a $31,500 bonus and Ms. Horn received a $94,500 bonus, which represented approximately 90% of his or her target bonus. Mr. Titus’ bonus was pro rated based on his tenure of employment. For the named executive officers who had 25% of their bonuses under the 2006 Bonus Plan dependent upon the achievement of individual performance objectives, considering the input of Dr. Johnson, our Compensation Committee determined that each of Dr. Timmermans and Dr. Licari had achieved his individual performance objectives for 2006 at the 85% level and applied this percentage to the 25% of the target bonus amount that was linked to the achievement of individual performance objectives. As a result, Dr. Licari and Dr. Timmermans each received a bonus under the 2006 Bonus Plan of $66,250, which was approximately based 75% on the 90% achievement of corporate objectives and 25% on each of these named executive officer’s 85% achievement of his individual objectives.

In addition to the award of bonuses under the 2006 Bonus Plan, in July 2006, the Compensation Committee awarded Ms. Horn a $25,000 cash bonus in recognition for her significant contributions in the first half of 2006, which included, among other things, assistance in the completion of a corporate restructuring and a public offering, during a period in which we had a very limited management team.

In December 2006, our Compensation Committee adopted our 2007 Executive Officer Cash Bonus Plan, or the 2007 Bonus Plan. The 2007 Bonus Plan is similar in nature to the 2006 Bonus Plan in that it sets target bonuses for each of our named executive officers based upon the achievement of identified corporate objectives and individual performance objectives. Under the 2007 Bonus Plan, Dr. Johnson’s, Mr. Titus’, Ms. Horn’s, Dr. Licari’s and Dr. Timmermans’ target bonuses are 45%, 35%, 35%, 30% and 30%, respectively, of his or her base salary, Dr. Johnson’s bonus is 100% dependant upon the achievement of corporate objectives and all other named executive officers’ bonuses are 75% dependant upon the achievement of corporate objectives and 25% dependant upon the achievement of individual performance objectives. Our Compensation Committee believes that the 2007 Bonus Plan reflects competitive compensation levels as described above, taking into account each named executive officer’s performance in 2006 and prior years, as applicable.

Long-Term Incentive Compensation. In December 2006, our Compensation Committee concluded that, at that time, stock options remained the most appropriate form of employee equity incentive compensation for us based on their prevalence in companies with which we compete for employees, the stage of our development, our stock price and its volatility and our significant milestones for 2007. In particular, our Compensation Committee determined that option grants offered preferable incentive and retention value compared with restricted stock or restricted stock unit grants in light of the tax implications of restricted stock and restricted stock units and our employees’ potential resulting cash needs, which could necessitate the sale of the underlying common stock, thereby reducing the ongoing incentive vale of the equity awards. In determining annual incentive option grants to our named executive officers in December 2006, our Compensation Committee considered each named executive officer’s position and level of responsibility, performance, existing stock and vested and unvested option position and the potential value thereof and prior option grants, as well as the competitiveness of the named executive officer’s overall compensation arrangements, including stock options, and the total level of option grants historically made and anticipated to be made to our employees. Our Compensation Committee determined that, subject to unanticipated changes in our business or hiring or retention needs in 2007, the maximum number of shares that should be subject to options granted to all of our employees, including our named executive officers, in 2007 is approximately 850,000 shares, which would represent approximately 2.5% of our then outstanding common stock, and allocated these shares between incentive grants to current executive officers (approximately 250,000 shares) and other employees (approximately 300,000 shares) and new employee hire option grants (approximately 300,000 shares). Within these guidelines, our Compensation Committee’s goal was to ensure a level of incentive compensation for each named executive officer that is appropriately linked to our long-term performance and aligns our named executive officers’ performance objectives with the interests of our stockholders.

At the time of our Compensation Committee’s December 2006 meeting, we anticipated entering into a license agreement with respect to our motilide program in the near future, but we were not certain of the timing of entering into the agreement and its public announcement. Because this transaction could be viewed as material, in order to ensure that the exercise price of the options that the Compensation Committee would approve at the meeting would reflect this pending news, our Compensation Committee determined that all option grants approved at the meeting would be made on the later of January 2, 2007 or the third trading day reflecting announcement of the partnering arrangement. The license agreement was ultimately announced on December 20, 2006, and the options were granted on January 2, 2007.

In December 2006, our Compensation Committee approved the grant of options to purchase the following numbers of shares to the following named executive officers: Dr. Johnson, 100,000 shares; Mr. Titus, 15,000 shares; Ms. Horn, 45,000 shares; Dr. Licari, 37,500 shares; and Dr. Timmermans, 37,500 shares. Mr. Titus’ option grant was pro rated based on his tenure of employment. All of these option grants were made at an exercise price of $5.55 per share, which was equal to the fair market value of a share of our common stock on the date of grant. Each option vests in 48 equal monthly installments. The Compensation Committee believes that these option grants, taken together with the named executive officers’ prior equity positions, are consistent with providing each named executive officer with an ongoing equity position in the company that is competitive with similarly situated executive officers at companies included our peer group and in the industry survey reviewed by our Compensation Committee.

In August 2006, in connection with an employment offer letter entered into in August 2006, our Compensation Committee approved the grant to Mr. Titus of an option to purchase 150,000 shares of our common stock at an exercise price of $3.19 per share, which was equal to the fair market value of a share of our common stock on the date of grant, and subject to a four year vesting schedule, with 25% of the shares vesting on the first anniversary of his employment start date and the remainder vesting in equal monthly installments over the remaining three years.

In February 2006, in connection with his appointment to our executive management committee, our Compensation Committee approved the grant to Dr. Licari of an option to purchase 15,000 shares of our common stock, at an exercise price of $4.66 per share, which was equal to the fair market value of a share of our common stock on the date of grant, and subject to a four year vesting schedule, with 25% of the shares vesting in February 2007 and the remainder vesting in equal monthly installments over the remaining three years. This option grant was intended to align Dr. Licari’s equity position with the level appropriate for a member of our executive management team. In August 2006, our Compensation Committee approved the grant to Dr. Licari of an option to purchase 25,000 shares of our common stock, at an exercise price of $3.10 per share, which was equal to the fair market value of a share of our common stock on the date of grant, and subject to a four year vesting schedule, with 25% of the shares vesting in August 2007 and the remainder vesting in equal monthly installments over the remaining three years. This option grant was intended to align Dr. Licari’s equity compensation to other similarly situated executive officers in our peer group.

In February 2006, in connection with his appointment to our executive management committee, our Compensation Committee approved the grant to Dr. Timmermans of an option to purchase 20,000 shares of our common stock, at an exercise price of $4.66 per share, which was equal to the fair market value of a share of our common stock on the date of grant, and subject to a four year vesting schedule, with 25% of the shares vesting in February 2007 and the remainder vesting in equal monthly installments over the remaining three years. This option grant was intended to align Dr.Timmermans’ equity position with the level appropriate for a member of our executive management team.

In January 2006, our Compensation Committee approved the grant to Ms. Horn of an option to purchase 20,000 shares of our common stock, at an exercise price of $4.46 per share, which was equal to the fair market value of a share of our common stock on the date of grant, and subject to a four year vesting schedule, with 25% of the shares vesting in January 2007 and the remainder vesting in equal monthly installments over the remaining three years. This option grant was intended to compensate Ms. Horn for her anticipated assumption of broader responsibilities than contemplated at the time she joined the company, in part due to the resignation of our former chief financial officer shortly after Ms. Horn joined the company.

Former Chief Executive Officer Separation and Consulting Agreement. In March 2006, we entered into a Separation and Consulting Agreement with Dr. Santi in connection with his resignations as our Chief Executive Officer, Chairman of our Board of Directors and a member of our Board of Directors. The Separation and Consulting Agreement provided for a cash severance payment of approximately $690,600 to Dr. Santi, as well as payment by us of Dr. Santi’s health insurance premiums to continue Dr. Santi’s group health care coverage until the earlier of August 31, 2007 or the date on which Dr. Santi becomes eligible for health insurance coverage from another employer. Under the terms of the Separation and Consulting Agreement, we also engaged Dr. Santi as a consultant to us to provide consulting services of at least eight hours per month, beginning February 14, 2006, when and if requested by us. Under the terms of the Separation and Consulting Agreement, Dr. Santi is compensated for his consulting services at a rate of $325 per hour, and any stock options held by Dr. Santi will continue to vest so long as he continues to provide consulting services to us. The Compensation Committee believes that this separation package reflected an appropriate balance of the terms of a previous agreement between Dr. Santi and us and our desire to retain access to the services of Dr. Santi for a transitional consulting period and to obtain as part of the Separation and Consulting Agreement full resolution of the termination of Dr. Santi’s employment relationship with us.

Former Principal Financial and Accounting Officer Compensation. Our former principal accounting and financial officer, David Johnson, earned $183,200 in consulting fees during 2006. Our Compensation Committee believes that these fees were consistent with the market rate for consultant services of the type provided by Mr. Johnson. Mr. Johnson’s consulting arrangement with us terminated in September 2006 in connection with Mr. Titus joining us as Senior Vice President and Chief Financial Officer.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under FAS123(R) are one of the many factors considered in the determination of stock option awards.

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the code. The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, our Compensation Committee believes that at the present time, it is unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our named executive officers shall be designed to qualify as “performance-based compensation.” Our Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with our best interests.

Summary

Through the compensation arrangements described above, a significant portion of our named executive officer compensation program is contingent upon the individual and corporate performance, and realization of benefits by our named executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented named executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation that we paid to, or was earned by, during the year ended December 31, 2006, our current and former principal executive officer, our current and former principal financial officer and our three other most highly compensated executive officers whose total compensation was at least $100,000 during 2006. These individuals are referred to as the “Named Executive Officers.” All option grants to Named Executive Officers prior to May 25, 2006 were made under our 1996 Stock Option Plan and all subsequent option grants were made under our 2006 Equity Incentive Plan.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Robert G. Johnson, Jr., M.D., Ph.D.(4) President and Chief Executive Officer	2006	388,333	—	235,237	162,000	635	786,205

Gary S. Titus, C.P.A.(5) Senior Vice President and Chief Financial Officer	2006	97,884	—	56,571	31,500	138	186,093

Margaret A. Horn, J.D. Senior Vice President, Legal and Corporate Development, General Counsel and Secretary	2006	300,000	25,000	220,846	94,500	276	640,622

Pieter J. Licari, Ph.D. Senior Vice President, Manufacturing and Operations	2006	233,805	—	107,939	66,250	276	408,270

Pieter Timmermans, Ph.D. Senior Vice President, Drug Discovery and Preclinical Development	2006	249,890	—	104,771	66,250	1,187	422,098

Daniel V. Santi, M.D., Ph.D.(6) Former Chairman and Chief Executive Officer	2006	55,625	—	235,627	—	737,292	1,028,316

David L. Johnson, C.P.A.(7) Former Principal Financial Officer and Principal Accounting Officer	2006	—	—	—	—	183,200	183,200

(1)	The amounts in this column represent the amount recognized for the year ended December 31, 2006 for financial statement reporting purposes in accordance with FAS 123R and therefore include amounts from awards granted prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. The amounts in this column do not include any amount related to options to acquire 100,000, 15,000, 45,000, 37,500 and 37,500 shares granted to Dr. Johnson, Mr. Titus, Ms. Horn, Dr. Licari and Dr. Timmermans, respectively, on January 2, 2007.
(2)	The amounts in this column represent amounts paid under our 2006 Executive Officer Cash Bonus Plan. For more information, please see “—Compensation Discussion and Analysis—Compensation Decisions for the Named Executive Officers for 2006 and 2007—2006 and 2007 Executive Officer Cash Bonus Plan.”
(3)	Represents term life insurance premiums paid by the Company on behalf of the Named Executive Officers. With respect to Dr. Santi, represents a severance payment of $690,606, accrued vacation pay of $30,807, approximately $15,651 in health insurance premiums paid by the Company and life insurance premiums of $228 paid by the Company. With respect to Mr. David Johnson, represents consulting fees paid.

(4)	Dr. Johnson was named Chief Executive Officer in February 2006 and President in October 2006. Previously, he served as the Company’s Executive Vice President, Development and Chief Medical Officer.
(5)	Mr. Titus joined the Company in September 2006.
(6)	Dr. Santi resigned as Chairman and Chief Executive Officer of the Company in February 2006.
(7)	Mr. Johnson served as the Company’s Principal Financial Officer and Principal Accounting Officer from February 2006 to September 2006 as a consultant to the Company.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of plan-based awards made during the fiscal year ended December 31, 2006 to each of the Named Executive Officers.

Name	Grant Date		Date of Compensation Committee or Board Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price of Underlying Security on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Robert G. Johnson, Jr., M.D., Ph.D.	2/14/06		2/14/06	—	25,000	4.875	4.86	79,085
	2/14/06		2/14/06	180,000	—	—	—	—

Gary S. Titus, C.P.A.	9/5/06	(4)	8/14/06	—	150,000	3.19	3.16	308,774
	9/5/06	(4)	8/14/06	35,000	—	—	—	—

Margaret A. Horn, J.D.	1/3/06		1/3/06	—	20,000	4.46	4.46	57,965
	2/14/06		2/14/06	105,000	—	—	—	—

Peter J. Licari, Ph.D.	2/17/06		2/17/06	—	15,000	4.66	4.90	45,448
	2/17/06		2/17/06	73,500	—	—	—	—
	8/22/06		8/22/06	—	25,000	3.10	3.04	50,012

Pieter B.M.W.M. Timmermans, Ph.D.	2/17/06		2/17/06	—	20,000	4.66	4.90	60,598
	2/17/06		2/17/06	74,967	—	—	—	—

Daniel V. Santi, M.D., Ph.D.	—		—	—	—	—	—	—

David L. Johnson, C.P.A.	—		—	—	—	—	—	—

(1)	This column sets forth the target amount of each Named Executive Officer’s annual cash bonus award for the year ended December 31, 2006 under the Company’s 2006 Executive Officer Cash Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2006 for each Named Executive Officer is set forth in the 2006 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2006. For more information regarding our 2006 Executive Officer Cash Bonus Plan and the cash bonus awards granted to the Named Executive Officers for the year ended December 31, 2006, please see “—Compensation Discussion and Analysis—Compensation Decisions for the Named Executive Officers for 2006 and 2007—2006 and 2007 Executive Officer Cash Bonus Plans.”
(2)

All of the stock options listed above were granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant, as defined in the applicable plan. The Company’s 1996 Stock Option Plan defines “fair market value” as the closing sales price of the Company’s common stock on the Nasdaq Global Market for the last market trading day prior to the time of determination, and the

Company’s 2006 Equity Incentive Plan defines “fair market value” as the closing sales price of the Company’s common stock on the Nasdaq Global Market for the last market trading date prior to the date of determination. Ms. Horn’s stock option was approved by the Compensation Committee of the Board after market close on January 3, 2006, and therefore, under the 1996 Stock Option Plan, the last market trading day prior to the time of determination was January 3, 2006. The other stock options granted under the 1996 Stock Option Plan and listed in the table above were granted during market hours, and therefore, fair market value for those grants was equal to the closing sales price of the Company’s common stock on the trading day immediately prior to the date of grant.

(3)	Represents the grant date fair value of such option award as determined in accordance with FAS 123R.
(4)	Represents Mr. Titus’ employment start date with the Company.

The options listed in the table vest as to 25% of the shares on the one-year anniversary of the date of grant and then in equal monthly installments over the next three years of service, except that the option grant to Dr. Johnson vests in equal monthly installments over four years beginning on the date of grant. All of the options listed in the table above expire ten years from the date of grant, assuming continued service. All options listed in the table above that were granted prior to May 25, 2006 were made under our 1996 Stock Option Plan and all subsequent option grants were made under our 2006 Equity Incentive Plan. Please see footnote 2 in the 2006 Grants of Plan-Based Awards Table above for information about the determination of exercise prices for options granted under our 1996 Stock Option Plan and 2006 Equity Incentive Plan.

Our 2006 Equity Incentive Plan provides for the grant of awards, including incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other forms of equity compensation. The number of shares, terms and exercise periods of options granted to our named executive officers are determined by the Board or the Compensation Committee. In the event of certain significant corporate transactions, any or all outstanding options under the 2006 Equity Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute such options, then (a) with respect to any such options that are held by individuals then performing services for us or our affiliates, or whose service for us or our affiliates terminated no more than three months prior to the effective time of the corporate transaction, the vesting and exercisability provisions of such options will be accelerated in full, and such options will be terminated if not exercised at or prior to the effective time of the corporate transaction and (b) all other outstanding options will be terminated if not exercised prior to the effective time of the corporate transaction. The Board may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (i) the value of the property that the participant would have received upon exercise of the option, over (ii) the exercise price otherwise payable in connection with the option. In the event a participant’s service with us or a successor entity is terminated, actually without cause or constructively, within 18 months following, or one month prior to, the effective date of certain specified change in control transactions, the vesting and exercisability of all outstanding options will accelerate in full.

Our 1996 Stock Option Plan provided for the grant of incentive stock options and nonstatutory stock options. The number of shares, terms and exercise periods of options granted to our named executive officers were determined by the Board or the Compensation Committee. In the event of a merger with or into another corporation, or the sale of substantially all of our assets, each outstanding option may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If, in such event, the option is not assumed or substituted, the 1996 Stock Option Plan provides for termination of the option as of the date of the closing of the transaction.

Each of our current executive officers have signed a Change in Control and Severance Benefit Agreement, which, among other benefits, provides for acceleration of vesting and exercisability of options held by the executive officers if at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Change in Control and Severance Benefit Agreement), the executive officer’s employment with us is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Change in Control and Severance Benefit Agreement). For more information, please see “—Compensation Discussion and Analysis—Named Executive Officer Compensation Program—Severance and Change in Control Benefits.”

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised options that were held by each of the Named Executive Officers as of December 31, 2006. No unvested stock awards were held by the Named Executive Officers as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date
Robert G. Johnson, Jr., M.D., Ph.D.	5,208		19,792		4.875	2/14/16
	12,031		40,469		7.21	12/2/15
	33,542		36,458		6.30	12/4/14
	51,042		18,958		10.20	12/11/13
	140,000		—		6.04	1/24/13
	78,333		1,667		6.501	12/6/12
	100,000		—		8.80	5/23/12
	35,000		—		9.70	6/1/11

Gary S. Titus, C.P.A.	—		150,000	(2)	3.19	9/5/16

Margaret A. Horn, J.D.	—		20,000	(2)	4.46	1/3/16
	37,500		112,500	(2)	7.21	12/2/15

Peter L. Licari, Ph.D.	—		25,000	(2)	3.10	8/22/16
	—		15,000	(2)	4.66	2/17/16
	6,125		18,375		4.82	12/22/15
	16,250		16,250		6.30	12/4/14
	24,375		8,125		10.20	12/11/13
	15,000	(2)	—		6.501	12/6/12
	60,000	(2)	—		8.80	5/23/12
	25,000		—		9.70	6/1/11
	2,295		—		4.00	8/31/10

Pieter B.M.W.M. Timmermans, Ph.D.	—		20,000	(2)	4.66	2/17/16
	5,000		15,000		4.82	12/22/15
	34,374		40,626	(2)	6.30	2/18/15

Daniel V. Santi, M.D., Ph.D.	18,046		60,704	(3)	7.93	12/2/15
	50,312		54,688	(3)	6.93	12/4/14
	105,729		39,271	(3)	11.22	12/11/13
	78,333		1,667	(3)	7.1511	12/6/12
	240,000		—		10.67	6/1/11

David L. Johnson, C.P.A.	—		—		—	—

(1)	Except as otherwise noted, options vest or vested in equal monthly installments over four years.
(2)	Option vests or vested over four years with 25% vesting one year after the vesting commencement date and the remainder vesting in equal monthly installments thereafter.
(3)

Under the terms of our Separation and Consulting Agreement with Dr. Santi, any stock options held by Dr. Santi will continue to vest on a monthly basis so long as he continues to provide consulting services to

us. Dr. Santi’s consulting relationship will terminate on the earliest of certain events, including but not limited to: (i) the date on which the consulting relationship is terminated by us due to any material breach by Dr. Santi of the agreement or other specified obligations to us; (ii) the date on which we terminate the consulting relationship at our discretion, which may not occur prior to February 13, 2008; (iii) the date on which Dr. Santi terminates the consulting relationship at his discretion; or (iv) the date on which Dr. Santi and we mutually agree to terminate the consulting relationship. For a more detailed description of the Separation and Consulting Agreement, see “—Post-Employment and Change in Control Payments.”

POST-EMPLOYMENT AND CHANGE IN CONTROL PAYMENTS

In September 2000, we entered into an employment agreement with Dr. Johnson. Pursuant to the terms of the agreement, in the event of involuntary termination of Dr. Johnson’s employment other than for Cause (as defined in the agreement), Dr. Johnson is entitled to receive separation pay in the form of a continuation of his base salary for a period of six months following the effective date of termination, provided that Dr. Johnson signs a general release. Our obligation to continue to pay Dr. Johnson’s base salary ceases in the event Dr. Johnson commences full-time employment with another business entity. If Dr. Johnson had been involuntarily terminated other than for Cause on December 29, 2006, the approximate value of the severance benefits under his employment agreement would have been $182,500.

In March 2006, we entered into a Separation and Consulting Agreement with Dr. Santi, which was effective as of February 13, 2006, in connection with his resignations as the Chief Executive Officer, Chairman of the Board, and a member of the Board. The agreement provides for a cash severance payment of approximately $690,606 to Dr. Santi, as well as payment by us of Dr. Santi’s health insurance premiums to continue Dr. Santi’s group health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, until the earlier of August 31, 2007 or the date on which Dr. Santi becomes eligible for health insurance coverage from another employer. We paid $15,651 in the year ended December 31, 2006 for Dr. Santi’s health insurance premiums under the Separation and Consulting Agreement and expect to pay an additional $9,634 in health insurance premiums in 2007.

Under the terms of the agreement, we also engaged Dr. Santi as a consultant to provide consulting services of at least eight hours per month, beginning February 14, 2006, when and if requested by us. Under the terms of the agreement, Dr. Santi will be compensated for his consulting services at a rate of $325 per hour, and any stock options held by Dr. Santi will continue to vest so long as he continues to provide consulting services to us. Dr. Santi will be prohibited from engaging in specified competing activities during the consulting relationship. The continuation of vesting of Dr. Santi’s stock options in 2006 pursuant to the Separation and Consulting Agreement was valued at approximately $223,660, which represents the amount recognized for the year ended December 31, 2006 for financial statement reporting purposes in accordance with SFAS No. 123 Emerging Issues Task Force No. 96-18 using the Black-Scholes Method during the consulting period. Dr. Santi’s consulting relationship will terminate on the earliest of certain events, including but not limited to: (i) the date on which the consulting relationship is terminated by us due to any material breach by Dr. Santi of the agreement or other specified obligations to us; (ii) the date on which we terminate the consulting relationship at our discretion, which may not occur prior to February 13, 2008; (iii) the date on which Dr. Santi terminates the consulting relationship at his discretion; or (iv) the date on which Dr. Santi and we mutually agree to terminate the consulting relationship.

In February 2006, the Compensation Committee of the Board approved a Change in Control and Severance Benefit Agreement, or Change in Control Agreement, to which all of our Named Executive Officers are parties. The Change in Control Agreement provides for the payment of certain benefits to our Named Executive Officers, if at any time within one month prior to, or 18 months following, a Change in Control (as defined in the Change in Control Agreement), the Named Executive Officer’s employment with us is terminated by means of either a Constructive Termination or an Involuntary Termination Without Cause (as such terms are defined in the Change in Control Agreement). Benefits under the Change in Control Agreement include a lump sum cash payment, acceleration of vesting and exercisability of outstanding options to purchase our common stock, payment of premiums under COBRA and additional payments to cover certain taxes. For more information about the benefits under the Change in Control Agreements, please see “—Compensation Discussion and Analysis—Named Executive Officer Compensation Program—Severance and Change in Control Benefits.” Had a Change in Control occurred resulting in a Constructive Termination or an Involuntary Termination Without Cause of each of our Named Executive Officers on December 29, 2006, the value of the benefits for each Named Executive Officer under the Change in Control Agreements would have been approximately as follows: $1.82 million for Dr. Johnson, $1.62 million for Mr. Titus, $0.86 million for Ms. Horn, $0.70 million for Dr. Licari and $0.94 million for Dr. Timmermans. The value of vesting acceleration is based on the closing price of our common stock on December 29, 2006 less the exercise price of in-the-money unvested option shares. The value of future health care premiums was calculated using an assumed annual increase of 15%.

DIRECTOR COMPENSATION

Each non-employee director other than the Chairman receives an annual retainer of $20,000 and a fee of $1,500 for each Board meeting attended ($750 for attendance by telephone). The Chairman receives an annual retainer of $40,000 in addition to the per meeting fees paid to other non-employee members of the Board. Effective July 20, 2007, the Chairman also receives, in addition to any annual stock option grants made to all non-employee directors, one day following each year’s annual meeting of our stockholders, a non-statutory option under our 2006 Equity Incentive Plan to purchase 2,500 shares of common stock that, assuming continued service with us, vest one day before the annual meeting of stockholders subsequent to the date of grant and expire ten years from the date of grant. On July 20, 2007, we granted to Dr. Davis for his service as Chairman an option to purchase 2,500 shares of common stock at an exercise price of $3.90 per share. All shares vest one year after the date of grant. The chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees is paid an annual retainer of $5,000. Members of the Audit, Compensation and Corporate Governance and Nominating Committees are each paid a fee of $1,000 for each meeting attended ($500 for attendance by telephone), and the committee chairman is paid a fee of $1,500 for each meeting attended ($750 for attendance by telephone). The chairman of the Strategic Advisory Committee is paid an annual retainer of $15,000 and a fee of $2,500 for each meeting attended ($1,250 for attendance by telephone and, in either case, pro rated using a $2,500 per day rate for meetings under four hours). The members of the Strategic Advisory Committee other than the chairman are each paid a fee of $2,000 for each meeting attended ($1,000 for attendance by telephone and, in either case, pro rated using a $2,000 per day rate for meetings under four hours). In the event that a Board meeting and a Board committee meeting, other than a Strategic Advisory Committee meeting, fall on the same day, committee members receive a fee for attending the Board meeting only. Non-employee directors are also eligible for reimbursement of expenses incurred in connection with attending Board and committee meetings. The total compensation paid to non-employee directors for director-related services in the fiscal year ended December 31, 2006 was $269,500.

Non-employee directors are entitled to participate in our 2000 Non-Employee Director Stock Option Plan, as amended (the “Directors’ Plan”). As of March 15, 2007, a total of 500,000 shares of our common stock have been reserved for issuance under the Directors’ Plan. Under the Directors’ Plan, each non-employee director who becomes a director is automatically granted on the date on which such person first becomes a director, a non-statutory stock option to purchase 20,000 shares of common stock that, assuming continued service as a director, vests annually over four years. Under the Directors’ Plan, each non-employee director is automatically be granted, one day following each year’s annual meeting of stockholders, a non-statutory option to purchase 5,000 shares of common stock that, assuming continued service as a director, vest one day before the annual meeting of stockholders subsequent to the date of grant. In addition, the Directors’ Plan provides for automatic and non-discretionary annual option grants to certain non-employee directors who serve on certain committees of the Board as follows: 1,000 shares of common stock per committee for agreeing to serve as a member of the Audit, Compensation or Corporate Governance and Nominating Committee or 2,000 shares of common stock per committee for agreeing to serve as the Chairman of any such committee. The stock options for committee service are also granted one day following each year’s annual meeting of stockholders and, assuming continued service as a director, vest one day before the annual meeting of stockholders subsequent to the date of grant. The exercise price of stock options granted under the Directors’ Plan is equal to the fair market value on the date of grant, which is defined in the Directors’ Plan to be the closing sales price for the last market trading day prior to the time of grant. All options granted under the Directors’ Plan expire ten years from the date of grant, assuming continued service as a director. In the event of a merger with or into another corporation or the sale of all or substantially all of our assets, where (a) the successor corporation or parent or subsidiary of the successor corporation does not assume or substitute an equivalent option for an outstanding option granted under the Directors’ Plan or (b) the optionee’s status as our director or a director of the successor corporation or parent or subsidiary of the successor corporation is terminated other than by voluntary resignation, the outstanding option granted to the optionee under the Directors’ Plan will become fully vested and exercisable.

On May 25, 2006, we granted an option to purchase 20,000 shares of common stock to Dr. Clemens in connection with his initial election to the Board. On May 26, 2006, we granted an option to purchase 5,000 shares of common stock to each of the other non-employee directors. In addition, we granted an option to purchase 2,000 shares of common stock to each of Drs. Deleage, Davis and Walsh in connection with their service as the Chairman of our Audit, Compensation and Corporate Governance and Nominating Committee, respectively. For their service as members of the Audit Committee, we granted an option to purchase 1,000 shares of common stock to each of Drs. Davis and Homcy. For their service as members of the Compensation Committee, we granted an option to purchase 1,000 shares of common stock to each of Drs. Chabner, Clemens and Walsh. For their service as members of the Corporate Governance and Nominating Committee, we granted an option to purchase 1,000 shares of common stock to each of Drs. Chabner, Clemens and Deleage. In 2006, options granted to Drs. Chabner, Clemens, Davis, Deleage, Homcy, Khosla and Walsh under the Directors’ Plan were granted at a weighted average exercise price of $4.55. As of March 15, 2007, no options had been exercised under the Directors’ Plan.

2006 DIRECTOR COMPENSATION

The following table sets forth information concerning compensation that was earned during the year ended December 31, 2006 by non-employee members of our Board of Directors.

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	All Other Compensation($)(2)	Total($)
Peter Davis, Ph.D.	57,750	21,675	—	79,425
Bruce A. Chabner, M.D.	30,750	13,778	—	44,528
Kevan Clemens, Ph.D.	43,625	20,583	6,000	70,208
Jean Deleage, Ph.D.	37,250	18,834	—	56,084
Charles M. Homcy, M.D.	31,750	19,497	—	51,247
Chaitan S. Khosla, Ph.D.	30,500	11,481	25,833	67,814
Christopher T. Walsh, Ph.D.	37,875	18,370	—	56,245

(1)

The amounts in this column represent the amount recognized for the year ended December 31, 2006 for financial statement reporting purposes in accordance with FAS 123R and therefore may include amounts from awards granted prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. The aggregate grant date fair value computed in accordance with FAS 123R for the option awards granted in 2006 is $30,551 for Dr. Davis, $18,171 for Dr. Chabner, $62,121 for Dr. Clemens, $24,228 for Dr. Deleage, $18,171 for Dr. Homcy, $15,143 for Dr. Khosla and $24,228 for Dr. Walsh. The number of shares of common stock subject to outstanding options held by our non-employee directors as of December 31, 2006 were as follows: 76,750 by Dr. Davis, 36,500 by Dr. Chabner, 22,000 by Dr. Clemens, 54,250 by Dr. Deleage, 38,000 by Dr. Homcy, 121,250 by Dr. Khosla and 90,750 by Dr. Walsh.

(2)	With respect to Dr. Clemens, represents consulting fees paid prior to becoming a member of the Board. With respect to Dr. Khosla, represents $23,333 in consulting fees and $2,500 for service as the Chairman of the Company’s Scientific Advisory Board.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Peter Davis, Ph.D., Chairman

Bruce A. Chabner, M.D.

Kevan Clemens, Ph.D.

Christopher T. Walsh, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation Committee of the Board is comprised of four non-employee directors: Drs. Davis, Chabner, Clemens and Walsh. None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, an officer or employee of the Company. No executive officer of the Company has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Committee.    The members of the Audit Committee of the Board of Directors in 2006 were: Jean Deleage, Ph.D. (Chairman), Peter Davis, Ph.D. and Charles Homcy, M.D. Each current member of the Committee is an independent director as defined by the current listing standards of The Nasdaq Stock Market, Inc. and Section 10A of the Securities Exchange Act of 1934. Pursuant to a charter originally adopted on June 2, 2000 and most recently amended on February 23, 2004, the purpose of the Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

Committee Report.    It is the responsibility of the Company’s management to prepare the Company’s financial statements and periodic reports and the responsibility of the independent registered public accounting firm to audit those financial statements. The Committee’s responsibility is to monitor and oversee these

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language contained in such filing.

processes. Based on the foregoing, the following is the report of the Audit Committee with respect to the Company’s audited financial statements for fiscal year ended December 31, 2006.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management, including a discussion of the quality, as well as the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity and completeness of disclosures in the financial statements. The Audit Committee discussed with Kosan’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit and quarterly reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee also has discussed with Ernst & Young LLP matters relating to the independent registered public accounting firm’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from management and the Company and has received from and reviewed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has reviewed and considered the compatibility of Ernst & Young’s performance of non-audit services with the maintenance of Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm. The Committee has concluded that Ernst & Young LLP is independent from the Company and its management.

Based on the Committee’s review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also recommended, subject to stockholder ratification, the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Audit Committee

Jean Deleage, Ph. D., Chairman

Peter Davis, Ph.D.

Charles Homcy, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the requirements set forth in applicable Nasdaq listing standards and as set forth in the charter of our Audit Committee, the Audit Committee is charged with reviewing all related party transactions with respect to our directors, executive officers, 5% stockholders or their immediate family members for potential conflict of interest situations. The Audit Committee is also responsible for approving such related party transactions. Pursuant to our Code of Business Conduct and Ethics, all of our directors, executive officers and employees are required to report to the Compliance Officer under the Code of Business Conduct and Ethics any conflicts of interest, including any related party transactions. In approving or rejecting a proposed related party transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to the Company, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company, as the Audit Committee determines in the good faith exercise of its discretion.

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeded $120,000 and in which any current director, executive officer or holder of more than 5% of the Company’s common stock, including any of their immediate family members, and any entity owned or controlled by such persons had or will have a direct or indirect interest other than compensation arrangements described under the caption “Executive Compensation,” and the transactions described below.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

In March 2006, we entered into a Separation and Consulting Agreement with Daniel V. Santi, M.D., Ph.D., which was effective as of February 13, 2006, in connection with his resignations as the Chief Executive Officer, Chairman of the Board, and a member of the Board. The agreement provides for a cash severance payment of approximately $690,600 to Dr. Santi, as well as payment by us of Dr. Santi’s health insurance premiums to continue Dr. Santi’s group health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, until the earlier of August 31, 2007 or the date on which Dr. Santi becomes eligible for health insurance coverage from another employer.

Under the terms of the agreement, we also engaged Dr. Santi as a consultant to provide consulting services of at least eight hours per month, beginning February 14, 2006, when and if requested by us. Under the terms of the agreement, Dr. Santi will be compensated for his consulting services at a rate of $325 per hour, and any stock options held by Dr. Santi will continue to vest so long as he continues to provide consulting services to us. Dr. Santi will be prohibited from engaging in specified competing activities during the consulting relationship. Dr. Santi’s consulting relationship will terminate on the earliest of certain events, including but not limited to: (i) the date on which the consulting relationship is terminated by us due to any material breach by Dr. Santi of the agreement or other specified obligations to us; (ii) the date on which we terminate the consulting relationship at our discretion, which may not occur prior to February 13, 2008; (iii) the date on which Dr. Santi terminates the consulting relationship at his discretion; or (iv) the date on which Dr. Santi and we mutually agree to terminate the consulting relationship.

In addition, the agreement provides that, for the longer of either (a) February 13, 2007, or (b) the date upon which Dr. Santi’s total beneficial ownership of our common stock constitutes less than 10% of our outstanding common stock, Dr. Santi was subject to lock-up restrictions with respect to the sale, transfer, assignment or other disposal of our common stock that he owns to the same extent as our directors and officers in connection with any public or other offering of our common stock, provided that, such lock-up restrictions shall not exceed 90 days duration and Dr. Santi’s shares shall be subject to no more than one lock-up in any period of 180 consecutive days, and provided, further, that no lock-up restrictions shall apply to any sale of common stock pursuant to a plan adopted under Rule 10b5-1 of the Exchange Act that is in effect prior to the date that lock-up restrictions are requested. In addition, the agreement provides that Dr. Santi could not sell or otherwise transfer any shares of our common stock prior to April 14, 2006, including any sales or transfers under a Rule 10b5-1 plan. Moreover, the agreement provides that for the longer of either (a) February 13, 2007, or (b) the date upon which Dr. Santi’s total beneficial ownership of our common stock constitutes less than 10% of our outstanding common stock, Dr. Santi was required to provide us with at least five business days advance notice of any sale or other transfer of more than 10,000 shares of our common stock and, if requested by us, Dr. Santi was required to consult with us in connection with the disposition of such shares.

In addition to the above provisions, the agreement contains a general release of all known and unknown claims by Dr. Santi in favor of us, our employees, successors and assigns, and other specified persons, and the agreement contains a general release of all known and unknown claims by us in favor of Dr. Santi, his successors and assigns, and other specified persons, with the exception of claims concerning certain subject areas specified in the agreement.

DIRECTOR INDEPENDENCE

Please see the discussion under the caption, “Proposal 1—Election of Directors—Independence of the Board of Directors” for information regarding the independence of our directors.

HOUSEHOLDING OF PROXY MATERIALS

The Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Kosan stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545, Attn: Corporate Secretary or contact the Company’s Corporate Secretary at (510) 732-8400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Margaret A. Horn
Secretary

April 27, 2007

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Kosan Biosciences Incorporated, 3832 Bay Center Place, Hayward, CA 94545.

PROXY

KOSAN BIOSCIENCES INCORPORATED

Annual Meeting of Stockholders – May 24, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Kosan Biosciences Incorporated (“Kosan”) hereby appoints Robert G. Johnson, Jr., M.D., Ph.D. and Margaret A. Horn, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kosan Biosciences Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Kosan to be held May 24, 2007, at 3825 Bay Center Place, Hayward, CA 94545, on or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Kosan Biosciences account online.

Access your Kosan Biosciences stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Kosan Biosciences, now makes it easy and convenient to get current information on your shareholder account.

View account status

View payment history for dividends

View certificate history

Make address changes

View book-entry information

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.meloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

ITEM 1– ELECTION OF

DIRECTORS Nominees:

01	Charles J. Homcy, M.D.
02	Chaitan S. Khosla, Ph.D.

FOR WITHHELD

FOR ALL

ITEM 2 – RATIFICATION OF SELECTION OF REGISTERED

PUBLIC ACCOUNTING FIRM

FOR AGAINST ABSTAIN

Withheld of the nomniees you list below: (Write that nominee’s name in the space provided below.)

I PLAN TO ATTEND

THE MEETING

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/kosn

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.